EXHIBIT 21

THORATEC CORPORATION

        Subsidiaries of the Registrant as of the date of this report:

Subsidiary	Jurisdiction of Incorporation or Organization	Percentage of Ownership
Continuum Services, Inc.	Delaware	100%
Thoratec Europe Limited	United Kingdom	100%
Thoratec LLC	Delaware	100%
Thoratec Switzerland GmbH	Switzerland	100%
Apica Cardiovascular Limited.	Ireland	100%
Apica Cardiovascular Ireland Limited	Ireland	100%
Apica Cardiovascular Technologies, Inc.	Georgia	100%
APK Advanced Medical Technologies, Inc.	Georgia	100%